EX‑34.8

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Board of Directors National Cooperative Bank, N.A.	Grant Thornton LLP Two Commerce Square 2001 Market St., Suite 700 Philadelphia, PA 19103 T 215.561.4200 F 215.561.1066 GrantThornton.com linkd.in/GrantThorntonUS twitter.com/GrantThorntonUS

We have examined management’s assertion, included in the accompanying Management’s Assertion on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB (“Management’s Report”), that National Cooperative Bank, N.A. (the “Bank”) complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB for the servicing of asset-backed securities transactions conducted by the Bank (the “Platform”) as of and for the year ended December 31, 2014, excluding the servicing criteria set forth in Appendix B to Management’s Report, which the Bank determined are not applicable to the activities it performs with respect to the Platform. With respect to applicable servicing criteria 1122(d)(2)(iv) and 1122(d)(4)(ix), the Bank has determined, and Management’s Report indicates, that there were no activities performed during the year ended December 31, 2014, with respect to the Platform, because there were no occurrences of events that would require the Bank to perform such activities. The Platform  consists  of  the  asset-backed  transactions and securities  defined  by  management  in Appendix A of Management’s Report. Management is responsible for the Bank’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance with the applicable servicing criteria for the Platform based on our examination.

We have examined management’s assertion, i ncluded in the accompanying Management’s Assertion on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB (“Management’s Report”), that National Cooperative Bank, N.A. (the “Bank”) complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB for the servicing of asset-backed securities transactions conducted by the Bank (the “Platform”) as of and for the year ended December 31, 2014, excluding the servicing criteria set forth in Appendix B to Management’s Report, which the Bank determined are not applicable to the activities it performs with respect to the Platform. With respect to applicable servicing criteria 1122(d)(2)(iv) and 1122(d)(4)(ix), the Bank has determined, and Management’s Report indicates, that there were no activities performed during the year ended December 31, 2014, with respect to the Platform, because there were no occurrences of events that would require the Bank to perform such activities. The Platform consists of the asset-backed transactions and securities defined by management in Appendix A of Management’s Report. Management is responsible for the Bank’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Bank performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Bank’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the applicable servicing criteria.

As described in Management’s Report, the Bank engaged various vendors to perform servicing activities with respect to criteria 1122(d)(1)(ii) and 1122(d)(4)(xi). The Bank determined that each vendor is not considered a “servicer,” as that term is defined in Item 1101(j) of Regulation AB, and therefore, the Bank is assuming responsibility for compliance with such servicing criteria applicable to each vendor’s servicing activities. In accordance with Regulation AB and its related interpretations, the requirement for management to assess compliance with the servicing criteria applicable to a vendor’s activities is satisfied if the Bank has instituted policies and procedures to monitor whether such vendor’s activities comply in all material respects with such criteria. Compliance with the applicable servicing criteria is achieved if those policies and procedures are designed to provide reasonable assurance that such vendor’s activities comply with such criteria and those policies and procedures are operating effectively for the period covered by Management’s Report. Our examination does not provide a legal determination of whether a vendor is or is not considered a servicer, and therefore, on whether the Bank, in its Management Report, is eligible to elect to take responsibility for assessing compliance with the servicing criteria applicable to each vendor’s servicing activities.

In our opinion, management’s assertion that National Cooperative Bank, N.A. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2014 for the servicing of asset-backed securities transactions conducted by the Bank is fairly stated, in all material respects.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

February 27, 2015

Grant Thornton LLP

U.S. member firm of Grant Thornton International Ltd